UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

Golkor Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-08589	87-2737873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

323 Sunny Isles Blvd, Suite 745

Sunny Isles, FL 33160

(Address of principal executive offices) (Zip Code)

(786) 590-5203

(Registrant's telephone number, including area code)

Kat Exploration, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

GS Mining Joint Venture

On January 6, 2025, the Golkor Inc. (“Company”) entered into a joint venture with GS Mining Company LLC (“GS Mining”), whereby GS Mining contributed mine leases and other agreements to a newly created limited liability, Golkor Colorado Mining LLC, owned 80% by the Company. The purpose of the joint venture is to develop, market, and operate a gold mining and milling company in the State of Colorado. The Company has committed to providing $3.5 million to $5 million in funding to upgrade the mines and facilities that are a part of the joint venture.

The property leases and rights contributed by GS Mining include the Bates Hunter Mine and the Golden Gilpin Mill.

The Bates Hunter Mine is located within the town limits of Central City and Black Hawk, Colorado, encompassing 30 patented lode mining claims and 6 parcels of land, offering both surface and mineral rights. The project area is characterized by rugged mountainous terrain at an elevation of approximately 8,500 feet. The Bates Hunter shaft has been dewatered and rehabilitated to its full depth, with a head frame and hoist system in place that is capable of supporting production at rates of up to 200 tons per day.

The Golden Gilpin Mill, located in the Black Hawk Mining District, is set to become a fully operational processing facility capable of milling up to 100 tons per day once upgraded. The Company expects to commence at 24 tons per day in the second quarter of 2025.

Ambex Ghana Joint Venture

On April 20, 2025, the Company entered into a joint venture with Ambex Ghana Limited (“Ambex”), whereby Ambex contributed its licenses and agreements related to the Ashanti Gold Field near Obuasi, Ghana to a newly formed limited liability company, Ambex Golkor LLC, owned 51% by the Company and 49% by Ambex. In consideration of Ambex’s contribution to Ambex Golkor, Ambex is issuing 38,000,000 shares of company common stock to Ambex.

Ambex Golkor expects to conduct direct open-pit and underground mining in the licensed area. The joint venture intends to construct an ore processing facility on the site to process the mined. Additionally, gold bearing ore will be accepted from the 159 licensed local land association miners.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2025, Anthony Bainbridge was appointed as director or Golkor and as chairman of Golkor’s board of directors.

Mr. Bainbridge, 63, has 42 years of geological and mining experience across Asia, Africa and South America. Currently, he is the president of Ambex Ghana Limited and Chairman of the Board of Asia Intercept Mining Ltd. He has consulted for more than 12 years to large mining groups including BHP-Billiton, Niugini Mining, MIM, and Pan- Continental. He recently managed the development of 3 projects mining tungsten, gold and zinc in South Korea and Australia. Mr. Bainbridge attended the University of Queensland and had a double major in geology and chemistry.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 14, 2025, the Company amended its articles of incorporation changing the Company’s name to “Golkor Inc.” Additionally, the Company amended its articles of incorporation to effect a reverse split of its common stock on the basis of 6,500 to 1, and increasing the number of authorized shares of common stock to 2,000,000,000 (two billion).

The name change and reverse split were processed by the Financial Industry Regulatory Authority (FINRA) on May 15, 2025 and effective as of May 16, 2025. The Company’s trading symbol was changed to KATXD and will remain KATXD for 20 business days, after which the symbol will be GKOR.

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Item 5.06 Change in Shell Company Status.

Pursuant to the transactions described in Item 1.01, Golkor is no longer a shell company.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
3.1	Amendment to Articles of Incorporation
10.1	LLC Operating Agreement of Golkor Colorado Mining LLC
10.2	LLC Operating Agreement of Ambex Golkor LLC
104	Cover Page Interactive Data File (formatted in iXBRL, and included in exhibit 101)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golkor Inc.

Date: May 23, 2025	By:	/s/ Gregory Klok
Gregory Klok, Chief Executive Officer

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